Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, November 2, 2009	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2009

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the third quarter ended September 30, 2009.

The Company promoted five major events over four weekends in the third quarter of 2009 compared with seven major events in the third quarter of 2008. The NHRA event at Memphis Motorsports Park which was held in the third quarter of 2008 will be held in the fourth quarter of 2009. Also, the Indy Racing League event at the Nashville Superspeedway that was promoted during the third quarter of 2008 was not held in 2009.

For the quarter ended September 30, 2009 revenues were $31,144,000 compared with $39,791,000 in the third quarter of 2008. The decrease in revenues is due to promoting two fewer events in 2009 compared to 2008, lower attendance resulting in reduced admissions revenue and event-related revenue and to reduced corporate sponsorships.

The Company’s NASCAR Fall race weekend in Dover saw lower attendance, sponsorships and corporate spending as a result of weak macroeconomic conditions and less than optimal weather.

Operating and marketing expenses were $19,159,000 in the third quarter of 2009 as compared to $24,083,000 in the third quarter of 2008. The decrease is primarily related to the change in our motorsports event calendar discussed above, as well as from lower expenses for most major events held during the quarter.

General and administrative expenses of $3,062,000 in the third quarter of 2009 were down slightly from $3,131,000 for the same quarter last year.

Depreciation and amortization expense was $1,606,000 in the third quarter of 2009 compared to $1,773,000 for the comparable 2008 period. The decrease resulted primarily from the cessation of depreciation expense at our Memphis track which was classified as held-for-sale and a reduction in our depreciable asset base resulting from an impairment charge recorded in the fourth quarter of 2008, partially offset by depreciation on assets placed in service since September of 2008 related to our Monster Makeover project at Dover International Speedway.

As previously reported on October 30, 2009, the Company announced that it is ceasing all operations at Memphis Motorsports Park and that it will not promote any events in Memphis in 2010. The Memphis facility had been under an agreement of sale to Gulf Coast Entertainment but Gulf Coast was unable to secure financing. Because the sale of our Memphis facility was not completed, the Company concluded in the third quarter that it was necessary to review the carrying value of the long-lived assets of its Memphis facility for impairment. As a result of this review, the Company recorded a non-cash impairment charge of $7,478,000 to write down the carrying value of the Memphis facility to fair value.

Net interest expense was a negative $244,000 for the third quarter of 2009 compared to $947,000 in the third quarter of 2008. The decrease in expense was primarily due to the reversal of $1,011,000 of accrued interest associated with certain unrecognized income tax benefits that are no longer required. Additionally, both average borrowings and interest rates were lower during the third quarter of 2009 than during the third quarter of 2008.

Earnings before income taxes were $83,000 in the third quarter of 2009 compared with $9,857,000 in the comparable quarter of the prior year. The current years’ results include the aforementioned non-cash impairment charge of $7,478,000. The Company’s financial results are shown on an adjusted basis on the accompanying schedule – “Reconciliation of GAAP (Loss) Earnings to Adjusted (Loss) Earnings”.

On an adjusted basis, income before income taxes for the third quarter of 2009 was $7,561,000 compared with $9,857,000 for the third quarter of last year.

The income tax provision for the third quarter of 2009 is the result of the mix of taxable income and losses within our various subsidiaries. Certain subsidiaries had state taxable income which resulted in state income tax expense; however, other subsidiaries with state tax losses have no state income tax benefits based upon the valuation allowances that we have recorded in connection with state net operating loss carryforwards. Excluding the effect of the impairment charge, the effective income tax rate was 42.6% in the third quarter of 2009 compared to 52.3% in the 2008 period.

Net (loss) earnings for the third quarter of 2009 were $(524,000) or $(.01) per diluted share compared to $4,699,000 or $.13 per diluted share for the same period last year.

On an adjusted basis, net earnings were $4,337,000 or $.12 per diluted share in the third quarter of 2009 compared with $4,699,000 or $.13 per diluted share for the same period last year.

For the nine months ended September 30, 2009, revenues were $66,847,000 compared with $81,718,000 in the prior year. The Company promoted 12 major events in the first nine months of 2009 compared to 14 major events in the comparable 2008 period.

Net (loss) earnings were $(1,324,000) or $(.04) per diluted share for the first nine months of 2009 compared with $6,398,000 of $0.18 per diluted share in the comparable period last year. On an adjusted basis, net earnings were $3,537,000 or $.09 per diluted share for the first nine months of 2009 compared with $6,398,000 or $.18 per diluted share in the comparable 2008 period.

Cash provided by operations for the first nine months of 2009 was $6,350,000 compared with $10,906,000 in the prior year. Capital spending, primarily associated with the Monster Makeover project at Dover International Speedway, was $1,896,000 during the first nine months of 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate three tracks in three states, and present several hundred motorsports events each year. For 2009, 14 major, national events were held, including races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Admissions	$11,196	$15,365	$23,149	$30,101
Event-related	7,481	12,073	16,260	24,425
Broadcasting	12,346	12,348	27,284	27,134
Other	121	5	154	58

	31,144	39,791	66,847	81,718

Expenses:
Operating and marketing	19,159	24,083	44,505	50,801
General and administrative	3,062	3,131	9,219	9,420
Impairment charge	7,478	—	7,478	—
Depreciation and amortization	1,606	1,773	4,788	5,139

	31,305	28,987	65,990	65,360

Operating (loss) earnings	(161)	10,804	857	16,358

Interest income	—	19	7	69
Interest expense	244	(966)	(1,275)	(3,118)
Loss on sale of investments	—	—	(102)	—

Earnings (loss) before income tax expense	83	9,857	(513)	13,309

Income tax expense	607	5,158	811	6,911

Net (loss) earnings	$(524)	$4,699	$(1,324)	$6,398

Net (loss) earnings per common share:
Basic	$(0.01)	$0.13	$(0.04)	$0.18

Diluted	$(0.01)	$0.13	$(0.04)	$0.18

Weighted average shares outstanding:
Basic	36,025	35,958	36,019	35,934
Diluted	36,025	35,965	36,019	36,003

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS (LOSS) TO ADJUSTED EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP earnings (loss) before income tax expense	$83	$9,857	$(513)	$13,309

Non-cash impairment charges (1)	7,478	—	7,478	—

Adjusted earnings before income tax expense	$7,561	$9,857	$6,965	$13,309

GAAP net (loss) earnings	$(524)	$4,699	$(1,324)	$6,398

Non-cash impairment charges, net of income taxes (1)	4,861	—	4,861	—

Adjusted net earnings	$4,337	$4,699	$3,537	$6,398

GAAP net (loss) earnings per common share - diluted	$(0.01)	$0.13	$(0.04)	$0.18

Non-cash impairment charges, net of income taxes (1)	0.13	—	0.13	—

Adjusted net earnings per common share - diluted	$0.12	$0.13	$0.09	$0.18

(1)

During the third quarter of 2009, we reviewed the long-lived assets of our Memphis Motorsports Park facility for impairment. Based on the results of this analysis, we recorded a non-cash impairment charge of $7,478,000 to write-down the carrying value of long-lived assets at our Memphis facility to fair value.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2009	September 30, 2008	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$838	$1,035	$288
Accounts receivable	9,240	10,406	1,950
Inventories	317	320	273
Prepaid expenses and other	1,682	1,705	1,697
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	7	11
Deferred income taxes	116	197	152

Total current assets	12,193	13,670	4,371

Property and equipment, net	134,547	158,857	144,684
Restricted cash	3,962	6,286	5,219
Other assets, net	722	1,480	594
Deferred income taxes	257	87	311

Total assets	$151,681	$180,380	$155,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,343	$4,363	$604
Accrued liabilities	6,537	5,644	2,767
Payable to Dover Downs Gaming & Entertainment, Inc.	35	—	—
Income taxes payable	1,214	2,155	159
Current portion of bonds payable	1,235	1,130	1,130
Deferred revenue	3,992	3,930	6,962

Total current liabilities	15,356	17,222	11,622

Revolving line of credit	39,200	42,500	42,200
Bonds payable	1,738	2,970	2,971
Liability for pension benefits	2,706	863	2,555
Other liabilities	932	1,605	1,920
Non current income taxes payable	4,696	9,632	9,630
Deferred income taxes	20,940	24,155	16,834

Total liabilities	85,568	98,947	87,732

Stockholders’ equity:
Common stock	1,811	1,697	1,787
Class A common stock	1,851	1,942	1,851
Additional paid-in capital	100,868	100,393	100,539
Accumulated deficit	(36,423)	(21,743)	(34,366)
Accumulated other comprehensive loss	(1,994)	(856)	(2,364)

Total stockholders’ equity	66,113	81,433	67,447

Total liabilities and stockholders’ equity	$151,681	$180,380	$155,179

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net (loss) earnings	$(1,324)	$6,398
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	4,788	5,139
Amortization of credit facility fees	121	134
Stock-based compensation	425	452
Deferred income taxes	(1,115)	3,898
Impairment charge	7,478	—
Changes in assets and liabilities:
Accounts receivable	(7,290)	(8,684)
Inventories	(44)	(135)
Prepaid expenses and other	166	78
Accounts payable	1,739	3,687
Accrued liabilities	3,570	2,180
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	46	11
Income taxes payable	1,126	1,898
Deferred revenue	(2,970)	(4,759)
Other liabilities	(366)	609

Net cash provided by operating activities	6,350	10,906

Investing activities:
Capital expenditures	(1,896)	(6,467)
Restricted cash	1,257	(2,117)
Proceeds from sale of available-for-sale securities	187	—
Purchase of available-for-sale securities	(185)	(50)

Net cash used in investing activities	(637)	(8,634)

Financing activities:
Borrowings from revolving line of credit	27,150	31,000
Repayments on revolving line of credit	(30,150)	(30,800)
Repayments of bonds payable	(1,128)	(109)
Dividends paid	(733)	(1,638)
Repurchase of common stock	(19)	(137)
Credit facility fees	(283)	(124)
Proceeds from stock options exercised	—	216
Excess tax benefit on stock awards	—	28

Net cash used in financing activities	(5,163)	(1,564)

Net increase in cash and cash equivalents	550	708
Cash and cash equivalents, beginning of period	288	327

Cash and cash equivalents, end of period	$838	$1,035